UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 5, 2009

CRM Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-32705	n/a
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PO Box HM 2062, Hamilton, Bermuda,		HM HX
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	441-295-2185

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2009, the Board of Directors of CRM Holdings, Ltd. (the Company) appointed James J. Scardino to serve as the Company’s and its subsidiaries’ Chief Executive Officer and Deputy Chairman of the Board of Directors. The Board of Directors also appointed Mr. Scardino as a director of the Company to fill a vacancy on the Board and was elected to serve as a Class III director, with a term to hold office until the 2011 Annual General Meeting of Shareholders or, if earlier, his death, resignation or removal. At this time, no determination has been made as to the committee or committees of the Company’s Board on which Mr. Scardino may serve.

Mr. Scardino, 55, has served as the Company’s acting Chief Executive Officer since March 2009 and the Company’s Chief Financial Officer since August 2005. Mr. Scardino has also served as Executive Vice President, Chief Financial Officer of Majestic Insurance Company since July 2007 and as Chief Financial Officer of the Company’s subsidiaries, Compensation Risk Managers, LLC (CRM), Compensation Risk Managers of California, LLC (CRM of CA), and Eimar, LLC (Eimar) since August 2005. From 2003 to 2005, Mr. Scardino held the position of Senior Vice President, Finance with RSC Insurance Brokerage, Inc., where his responsibilities included financial management. From March 2000 until May 2003, Mr. Scardino was Executive Vice President of Allied American Insurance Agency, Inc., where he was responsible for program management. Mr. Scardino graduated from the University of California, Berkeley with a B.A. in Anthropology and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

There are no arrangements or understandings between Mr. Scardino and any other person pursuant to which he was selected as a director and chief executive officer, and there are no related party transactions between Mr. Scardino and the Company.

As previously disclosed by the Company, Mr. Scardino and the Company had entered into an employment agreement for his employment as chief financial officer. At the time of this filing, a determination has not been made with respect to amendments, if any, to Mr. Scardino’s compensation package as a result of his appointment as chief executive officer. To the extent that Mr. Scardino’s compensation package is amended, the Company will file an amendment to its Form 8-K filing under this Item 5.02 containing such information within four business days after the information is determined or becomes available.

In addition, on May 5, 2009, the Company’s Board of Directors appointed Joseph F. Taylor to serve as the Company’s and its subsidiaries’ Chief Financial Officer. Mr. Taylor, 58, has served as the Company’s Chief Compliance Officer since May 2008, having previously served as the Company’s Senior Vice President of Compliance from August 2005 to May 2008. From July 2002 to August 2005, Mr. Taylor served as Chief Financial Officer of CRM. Prior to this, Mr. Taylor held various positions in investment management, financial management and public accounting. Mr. Taylor graduated from Iona College with a B.BA. in Accounting and is a certified public accountant.

There are no arrangements or understandings between Mr. Taylor and any other person pursuant to which he was selected as chief financial officer, and there are no related party transactions between Mr. Taylor and the Company.

The Company and Mr. Taylor previously entered into an employment agreement, effective January 1, 2007, for his employment as Chief Compliance Officer. At the time of this filing, a determination has not been made with respect to amendments, if any, to Mr. Taylor’s compensation package as a result of his appointment as chief financial officer. To the extent that Mr. Taylor’s compensation package is amended, the Company will file an amendment to its Form 8-K filing under this Item 5.02 containing such information within four business days after the information is determined or becomes available.

Under Mr. Taylor's current employment agreement, he receives a base salary of $150,000, to be reviewed annually for increase, and is eligible for, but not guaranteed, an annual bonus payment up to 50% of his base salary, as then in effect, based upon his individual performance, profitability of the company and the company’s stock price. The amount of the annual bonus will be subject to the discretion of the Company's Compensation Committee and is paid in cash, restricted stock or some combination thereof. If Mr. Taylor’s employment agreement is terminated without "cause" or if Mr. Taylor terminates his employment for "good reason," he will be entitled to receive (i) severance pay equal to the sum of (A) his base salary immediately prior to the termination date and (B) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved; (ii) a pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for 12 months; and (iv) the immediate vesting of all unvested restricted shares.

Item 8.01 Other Events.

In addition, on May 5, 2009, the Company announced the appointment of Keith S. Hynes as Chairman of the Board.

A copy of the press release dated May 5, 2009 announcing the appointments of Mr. Scardino, Mr. Taylor and Mr. Hynes is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release of CRM Holdings, Ltd. dated May 5, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRM Holdings, Ltd.

May 5, 2009	By:	/s/ Louis J. Viglotti

Name: Louis J. Viglotti
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of CRM Holdings, Ltd. dated May 5, 2009